EXHIBIT 10.8

                     Lanier Bankshares, Inc.
               Warrant Exchange Plan July 11, 1996


               OFFERING OF LANIER BANKSHARES, INC.
       COMMON STOCK IN EXCHANGE FOR OUTSTANDING WARRANTS
                    TO PURCHASE COMMON STOCK

                        July 11, 1996

I.     Background Information

II.    Features of the Exchange Plan

    A.   Methods for Exchange of Warrants
    B.   Election of Method of Exchange
    C.   Section 16 Implications

III.     Copies of Exchange Documents

    A.   Stock Warrant Worksheet
    B.   Warrant Cancellation Agreement
    C.   Qualified Purchaser Questionnaire

IV. Information about the Company

    A.   Documents Previously Furnished and Available Upon Request
    B.   Risk Factors

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                    I.  BACKGROUND INFORMATION

    Introduction. As of June 1, 1996, 526,239 shares of common stock, $1.00 par value ("Common Stock") of the Company were issued and outstanding. Additionally, 128,570 shares were subject to warrants to purchase Common Stock (the "Warrants"). The Warrants expire on July 31, 1996. The holders of the Warrants presently have an incentive to exercise their Warrants because the fair market value of the Common Stock (approximately $17.65 per share as determined by the Board of Directors based on an independent valuation described below) is higher than the exercise price of the Warrants ($10.00 per share).

    Effect on Capital and Earnings. If all of the Warrants were exercised, the Company would experience an influx of cash resulting from the payment of the exercise prices of these securities. Because the Company is already fully capitalized, the additional cash payments would provide the Company with additional excess capital. Additionally, the issuance of additional shares upon exercise of the Warrants would have a dilutive effect on existing shareholders and would decrease earnings per share.

    Consideration of the Exchange Plan. The Board of Directors met with the Company's independent accountants, counsel and analysts to determine the best means of addressing the effect of exercising the Warrants on the capital and earnings of the Company. The Board also engaged Southard Financial to perform a valuation study in order to determine the fair market value of the Common Stock and the Warrants. Based on Southard's valuation, the Board has determined that, as of May 31, 1996, the fair market value of the Common
Stock was $17.65 per share and that the fair market value of each Warrant was $7.65, representing the $17.65 fair market value of the Common Stock less the $10.00 per share exercise price of the Warrants. The Board has determined that these amounts continue to represent the fair market value of the Common Stock and Warrants, respectively.

    After considering various courses of action, management and the Board agreed that giving Warrant holders the following choices with respect to the treatment of their Warrants would allow the Company to eliminate some of the concerns presented by the exercise of the Warrants in a manner that would be fair to the Warrant holders and to the Company's shareholders.


                II.  FEATURES OF THE EXCHANGE PLAN

A.  Methods for Exchange of Warrants

   1.   Exercising Warrants Upon Maturity.

        The Warrant holders may choose to simply exercise the Warrants to purchase stock upon maturity of the Warrants on July 31, 1996. If the Warrants are exercised, there will be no immediate tax consequence because they will be treated as investment warrants. The Warrant holder would pay the full warrant exercise price, $10.00, multiplied by the number of Warrants held. The Warrant holder's basis in the shares of Common Stock obtained upon exercise will be equal to the exercise price, $10.00 per share.

        If the Warrant holder chooses this method, then the Common Stock issued on the exercise of the Warrants will be considered to be acquired on the date of the exercise. Accordingly, a new holding period starts on that date, and the stock will have to be held for one year until it will be eligible for long-term capital gain treatment. Additionally, because the Common Stock to be issued upon exercise of the Warrants will not be registered with the Securities and Exchange Commission (the "SEC"), a two-year holding period will apply to such Common Stock before it may be resold to the public under Rule 144 promulgated under the Securities
   Act of 1933, as amended. The SEC is considering a reduction of the two-year holding period to a one-year period, and we will keep the Company apprised of developments in this regard. There is no "tacking" of the holding period of the Warrants.

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   2.   Exchanging Warrants for Cash or Shares Having a Value Equal to the
        Value of the Warrant.

        The Warrant holders may exchange the Warrants for either cash or stock having a value equal to the Warrants exchanged. The exercise price for the Warrants is $10.00 per share, and the fair market value of the Common Stock is $17.65 per share. Thus, each Warrant has a present value of $7.65. Under this option, the Warrant holder may exchange his or her Warrants for
   (i) either $7.65 in cash for each share subject to the Warrant; or
   (ii) Common Stock having a value of $7.65 for each share subject to the Warrant.

        In either event, exchanging for stock or cash, the $7.65 will be treated as long term capital gain because the Warrants have been held for more than a year. The basis in any newly acquired shares of Common Stock would be $17.65 going forward. As is the case for an exercise for cash as described in subparagraph 1 above, a two-year holding period will apply to any Common Stock obtained in the exchange.

   3. Exercising Warrants by Tendering Existing Shares of the Company's Common Stock.

        This method involves an actual exercise of the Warrants; however, the aggregate exercise price will be paid in shares of Common Stock of the Company. Thus (ignoring fractional shares), if someone held a Warrant for 100 shares of Common Stock requiring an exercise price of $1,000, the Company could agree to accept payment of the exercise price in the form of
   56.65 currently outstanding shares of the Company's stock, representing a value of $17.65 per share. Because the Company's shares are being exchanged, in effect, for additional shares of the Company, the transaction qualifies as a tax-free exchange.

         Thus, if a Warrant holder desired to exercise Warrants to acquire 100 shares of Common Stock at an exercise price of $1,000, the Warrant holder would tender 57 shares and, in return, receive a new certificate for 100 shares of Common Stock, plus the value of the fractional share in cash. Only the cash would be taxable.

         Of the new shares received, 56.65 shares would have the same tax basis as the 56.65 shares tendered and would have the same holding period. The remaining 43.35 new shares receives upon exercise would have a "zero" basis and would have to be held for one year in order to qualify for long-term capital gains treatment when sold. The same restrictions on resale of the shares acquired upon exercise discussed in subparagraphs 1 and 2 above would also apply to all of the shares received in this case.

   B.    Election of Method of Exchange

         Warrant holders should review the attached Stock Warrant Worksheet and choose the method by which they would like to exercise the Warrants. Warrant holders must deliver to the Company the Warrant holder's existing Warrant Agreement and the Stock Warrant Worksheet indicating which method of exchange they choose no later than 5:00 p.m. on July 31, 1996. Failure to deliver the Stock Warrant Worksheet to the Company prior to this deadline will result in expiration of the Warrant.

   C.   Section 16 Implications

        This section applies only to directors, executive officers and 10% shareholders of the Company who are required to file reports under
   Section 16 of the Securities Exchange Act of 1934 ("Section 16").

        Because the Board has approved the Exchange Plan, the exercise or exchange of the Warrants and any resulting acquisition of Common Stock will be exempt from the short-swing liability provisions of Section 16. Such transactions must, however, be reported on a Form 4 prior to the tenth day of the month following the month in which the exercise or exchange occurs. Representatives of the Company will assist you in preparing and filing your Form 4 report with the SEC.

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                IV.  INFORMATION ABOUT THE COMPANY

A.  Documents Previously Furnished and Available Upon Request

    Each of you has received a copy of the Company's 1995 Annual Report to Shareholders, 1996 Proxy Statement and Quarterly Report to Shareholders for the quarter ended March 31, 1996. Additional copies of these documents may be obtained from Lanier Bankshares, Inc., P.O. Box 26, Gainesville,
Georgia 30503, Attn: Secretary or by calling the Company's Corporate Secretary at (770) 536-2265.

B.  Risk Factors

    An investment in Common Stock of the Company involves various risks. Please consider the following risks among others, before making a decision to acquire Common Stock.

   1.   Restrictions on Dividends.

        Dividends are payable on Common Stock only when, as and if declared by the Company's Board of Directors from funds available therefor. The Company must also maintain adequate capital. The principal source of the Company's income is dividends and other payments by its subsidiaries. The Company's banking subsidiary, Lanier National Bank (the "Bank") is subject to statutory and regulatory restrictions on the payment of dividends and must maintain adequate capital, which reduces the amount available for dividends.

   2.   Competition.

        The Bank operates in highly competitive markets with other banks and financial institutions, many of which have greater financial and other resources than are available to the Bank and its parent Company. The Bank competes with institutions affiliated with much larger institutions operating on a statewide and regional basis. The Company's long term success will depend on the ability of the Bank to compete successfully in its service area.

   3.   Local Economic Conditions

       The success of the Company is dependent to a certain extent upon the general economic conditions in the geographic markets served by the Bank. Although the Company expects that economic conditions will continue to be favorable in the Bank's market, no assurance can be given that these economic conditions will continue. Adverse changes in economic conditions in the geographic market that the Bank serves would likely impair the Bank's ability to collect loans and could otherwise have a negative effect on the financial condition of the Company.

   4.   Credit Risk

        The greatest risk facing lenders generally is credit risk, that is, the risk of losing principal and interest due to a borrower's failure to perform according to the terms of the loan agreement. In addition, the Bank may experience larger period-to-period fluctuations in its level of nonperforming loans as a result of changes in circumstances of individual borrowers on larger loans.

   5.   Supervision and Regulation

        Bank holding companies and banks operate in a highly regulated environment and are subject to the supervision and examination by several federal and state regulatory agencies. The Company is subject to the Bank Holding Company Act ("BHCA") and to regulation and supervision by the Federal Reserve Board ("FRB"). The Bank is also subject to the regulation and supervision of the FDIC and the Office of the Comptroller of the Currency. Federal and state laws and regulations govern matters ranging from the regulation of certain debt obligations, changes in control of bank holding companies, and the maintenance of adequate capital for the general business operations and financial condition of the Bank, including permissible types, amounts and terms of loans and investments, the amount of reserves against deposits, restrictions or dividends, establishment of branch offices, and the

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   maximum rate of interest that may be charged by law.  The FRB also possesses cease and desist powers over bank holding companies to prevent or remedy unsafe or unsound practices or violations of law. These and other restrictions limit the manner by which the Company and the Bank may conduct their business and obtain financing. Furthermore, the commercial banking business is affected not only by general economic conditions, but also by the monetary policies of the FRB. These monetary policies have had and are expected to continue to have significant effects on the operating results of commercial banks. Changes in monetary or legislative policies may affect the ability of the Bank to attract deposits and make loans.









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